Exhibit 20.3

License Agreement dated October 3, 2003 between Biotherapeutics, Inc. and Nutra Pharma Corp.

LICENSE AGREEMENT

This agreement is made and entered into on the 3rd day of October, 2003, by and between Biotherapeutics, Inc., a Florida corporation having a principal place of business at 1850 NW 69th Avenue, Suite One, Plantation, FL, hereinafter referred to as LICENSOR and Nutra Pharma Corp., a California corporation having a principal place of business at 485 Martin Lane, Beverly Hills, CA, hereinafter referred to as LICENSEE.

RECITALS

Whereas LICENSOR has worked to develop various potential products for use in the health related field, including: a) an ozonated cobratoxin product having potential use in treating MS and HIV, and b) various approaches for delivering sugars or hydrogen peroxide to the body for use in wound healing, including in the form of a microemulsion ointment and in the form of a foaming aerosol, and has developed corresponding intellectual property relating to these technologies, a considerable amount of which intellectual property it continues to own.

Whereas LICENSEE has previously provided funds to LICENSOR under a certain share exchange agreement, which agreement has now been terminated, whereupon LICENSEE is now seeking to recover those funds in a lawsuit brought by LICENSEE against LICENSOR in Florida State Court, which lawsuit includes various claims and counterclaims asserted by the Parties.

Whereas the Parties have recently entered into a certain “Settlement Terms Sheet” setting forth the parameters under which they have agreed to settle the lawsuit, including a mutual release of any and all actions or claims for infringement, compensation or damages, with prejudice to each Party, upon the grant of a nonexclusive license by LICENSOR to LICENSEE as provided herein.

NOW, THEREFORE, in consideration of the mutual and reciprocal agreements and promises hereinafter set forth, and for other good and valuable consideration, the Parties hereto agree as follows:

1.0

DESIGNATION OF PATENTS (AND APPLICATIONS) AND DATA

1.1

“Licensed Product” shall mean both 1) a bioactive peptide cobratoxin that has been inactivated by ozonation and that is labeled and used for treating MS or HIV, 2) a foaming composition for delivering sugars or hydrogen peroxide for use in wound healing, and 3) a skin protectant product as currently marketed by LICENSOR.

1.2

“Field of Use” with respect to the ozonated cobratoxin shall be limited to MS and HIV, and with respect to the foaming composition will be limited to wound healing.

1.3

“Patent Rights” shall be limited to those US patents and applications listed on Attachment A hereto, including any foreign applications, divisions, or continuations claiming their entire priority to an application listed on Attachment A, and including also any United States or foreign patents which may issue on the aforesaid applications, divisions, or continuations.

1.4

“Data” shall mean whatever proprietary information LICENSOR may have, if any, relating to the preparation of sugars or hydrogen peroxide in the form of a microemulsion ointment or a foaming composition, and shall include also the formulation, per se, for the skin protectant.  Neither the definition of Data, or any other aspect of this agreement shall be deemed to include or grant any rights to LICENSEE in or to any other proprietary information of LICENSOR, including information that LICENSEE may currently have in its possession or to which it might gain access, including clinical data, test methods, research data, and information relating to the manufacture, sale, or use of the inactivated cobratoxin product described and licensed herein, or to the buccal delivery of that or any other material.

2.0

GRANT NON-EXCLUSIVE LICENSE ON PATENTS AND DATA

2.1

LICENSOR agrees to grant and does hereby grant to LICENSEE a nonexclusive license under LICENSOR’s Patent Rights to make, use, or sell Licensed Product in the Field of Use.

2.2

In consideration of the mutual agreement provided herein, LICENSOR agrees to waive any upfront fees, ongoing minimum or annual payments, and earned royalties with respect to the Licensed Product.

2.3

LICENSEE shall have no rights hereunder with respect to the use of any business name or trademark of LICENSOR in any manner whatsoever in connection with the manufacture, use or sale of Licensed Products.  Any press release by either Party of the fact or conditions of the license granted herein shall be made only upon prior written approval of the Parties.

2.4

Within a period of two (2) months from the agreement date first appearing above, LICENSOR agrees to deliver Data in its possession, and for a period of two (2) months thereafter to provide reasonable assistance to LICENSEE and LICENSEE’s counsel, at no charge to LICENSEE but at LICENSEE’s expense, in the course of preparing a patent application directed to and incorporating said Data.

2.5

It is agreed that the license grant, and respective rights and obligations of the Parties as provided here, is intended to provide a full and final resolution of all matters and disputes between the Parties, in consideration for which the Parties agree to terminate their respective lawsuits and to provide mutual written general releases with respect to any and all claims.

3.0

ASSIGNMENT

3.1

The nonexclusive license contemplated above will not be sublicensable or transferable by LICENSEE to a third party, in whole or in part, including by act or deed of any Party hereto or by operation of law, or by order of court, bankruptcy, receivership or insolvency, with the sole exception being the acquisition of LICENSEE in its entirety by another entity, in a manner that retains LICENSEE as a discrete entity therewithin.  The license can be exercised solely with personnel, technology and related patent rights that are developed in good faith by or on behalf of LICENSEE itself, and that are not themselves subject to a claim of misappropriation or wrongful conduct by LICENSOR.

3.2

Any pretended or attempted assignment or transfer by LICENSEE in violation of this provision shall, ipso facto, cause the rights hereunder of the offending Party to cease.

4.0

DISCLAIMER BY LICENSOR

4.1

LICENSOR represents only that the pending and issued patents and applications within the Licensed Patent Rights are in good standing and include those patents and applications owned by LICENSOR that are concerned with the manufacture of the products above.  In turn, it  is understood that LICENSOR no longer owns, and hence provides no license whatsoever, in or to any issued patent or currently pending application directed to the microemulsion ointment, per se.

4.2

LICENSOR makes no representation or warranty, express or implied, including:

a)

that the licensed Patent Rights, now or in the future, will cover any of the products identified above as LICENSEE may eventually intend to market them,

b)

that any pending applications within the Patents Rights will be prosecuted by LICENSOR to the point of being issued, including that any issued patents will be maintained,

c)

that any issued patent within the Patents Rights will be held valid or infringed if challenged, or

d)

that the proposed products of LICENSEE do not, or will not, themselves infringe on the current or future rights of intellectual property rights held by other parties, including those that may hereafter be developed by LICENSOR and outside the scope of the present license grant.

4.2

In no event shall LICENSOR be liable for any damages whatsoever resulting from loss of use, data, or profits arising out of, or in connection with, this Agreement or the use or performance of any product or data, whether in an action based on contract or tort.

4.3

LICENSOR shall not be liable either directly or by way of indemnification for any damages or claims, including for property damage or personal injury, including death, that may result from any Licensed Product made, used, or sold, or any act done or not done by or on behalf of LICENSEE under the license granted hereunder.

5.0

TERM AND TERMINATION OF AGREEMENT

5.1

This agreement shall become effective as of the date first appearing above and unless otherwise terminated as provided herein shall continue in full force and effect until the last to expire of the patents of Patent Rights.

5.2

LICENSOR shall have the right to terminate this agreement and any licenses thereunder in the event LICENSEE defaults in any of its obligations and duties hereunder and shall fail to remedy any such default within one month after written notice thereof by LICENSOR; but such termination shall not prejudice any cause of action or claim of LICENSOR, accrued or to accrue, on account of any default by LICENSEE nor prejudice the right of LICENSOR to maintain an action for infringement of any patent against LICENSEE.

5.3

LICENSEE shall have the right to terminate the license granted under this agreement at any time with or without cause upon one month prior written notice to LICENSOR.  Termination of this agreement shall not alter or affect the rights or obligations of either Party arising prior to such termination.

6.0

MISCELLANEOUS

6.1

Any claims, disputes, questions or controversies between the Parties to this agreement that may arise in connection with this agreement (including but not limited to any existing or future dispute concerning the validity or enforceability of any of LICENSOR’s proprietary rights including patents or the coverage or non-coverage by any of LICENSOR’s proprietary rights of any Licensed Product made, used or sold by LICENSEE, and which cannot after a reasonable effort be resolved between LICENSEE and LICENSOR are to be submitted to and determined by arbitration. LICENSEE and LICENSOR shall each bear their own expenses in connection with the preparation for the presentation of their case at the arbitration proceedings.  The fees and expenses of the arbitrators and all other expenses of the arbitration (except those referred to in the preceding sentence) shall be borne equally by the Parties.

6.2

Any and all communications and notices required by this agreement shall be in writing and be given by either Party to the other in person or by letter sent first-class mail and sent to the address or place of business of the other Party as first provided above, and the notice shall operate and be deemed to have been given at the earliest of either the time of delivery or at expiration of one (1) business day from the date of the telex or telegram or three (3) business days from the date the letter is deposited with the postal service, and proof the letter was properly addressed and deposited shall be sufficient evidence of service. Any change of address shall be promptly communicated in writing from either Party to the other Party.  NOTE:  Send all communications and notices certified mail, return receipt requested.

6.3

This agreement, contains the complete and entire agreement between the Parties hereto, and supersedes any previous communications, representation, or agreements, whether verbal or written.

6.4

No change, addition, waiver, amendment, or modification of any of the terms or conditions hereof shall be valid or binding on either Party unless in writing and signed by an officer or an authorized representative of both Parties.

6.5

The Parties agree not to disclose to any third party the terms and conditions of this Agreement or the existence of this Agreement, except by the order of a court of law or a valid request of a governmental agency, or the written consent of the other Party, or as may be required by securities laws or reasonably necessary in the ordinary course of their business.

6.6

The validity, construction and performance of this agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, U.S.A.

In witness whereof, the Parties have caused this agreement to be signed in duplicate by their respective duly authorized representatives.

BioTherapeutics, Inc.

/s/ Suzanne Mundschenk

By:

(Print name below)

Title: President

NutraPharma, Inc.

/s/ Rik Deitsch

By:

(Print name below)

Title: President

ATTACHMENT A - LICENSED PATENT RIGHTS

U.S. Patent Application for POLYPEPTIDE COMPOSITIONS AND METHODS

ISSUED

Filed

8/7/97

Serial No. 08/908,212

Issued

11/23/99

Patent No. 5,989,857

U.S. Patent Application for POLYPEPTIDE COMPOSITIONS AND METHODS

PENDING

Filed

8/5/99

Serial No. 09/368,834

U.S. Patent Application for POLYPEPTIDE COMPOSITIONS AND METHODS

PENDING

Filed

11/7/02

Serial No. 10/289,834

U.S. Patent Application for IMMUNOKINE COMPOSITION AND METHOD

PENDING

Filed

March 23, 2000

Serial No. 09/533,454

U.S. Patent Application for IMMUNOKINE COMPOSITION AND METHOD

PENDING

Filed

November 12, 2002

Serial No. 10/292,164

U.S. Patent Application for TOPICAL FORMULATIONS AND DELIVERY SYSTEMS

PENDING

Filed

January 7, 1999

Serial No. 09/043,433

U.S. Patent Application for TOPICAL FORMULATIONS AND DELIVERY SYSTEMS

PENDING

Filed

April 1, 2003

Serial No. 10/405,100

U.S. Patent Application for BUCCAL DELIVERY SYSTEM

PENDING

Filed

January 28, 2000

Serial No. 009070632

<EXHIBIT>

Exhibit 20.4  Addendum to License Agreement dated October 3, 2003 between

BioTherapeutics, Inc. and Nutra Pharma Corp.